Dear Fellow Shareholders, Ahead of our Annual Meeting on May 7, 2025, we want to bring to your attention the steps that the Board of Directors (the “Board”) and management have taken across our financial, operational, and governance initiatives, reinforcing our conviction in the Company and setting us on a path for sustained, long-term shareholder value creation. Against this backdrop of significant change and to encourage future stability, on behalf of the Board, we encourage you to vote “FOR,” all ballot items at our Annual Meeting. As you review the proxy materials related to our Board, compensation, and efforts to align our governance structures with best practices, we wanted to bring the following highlights to your attention that have required significant dedication from our Board and management team: Governance Enhancements: We strengthened our Board with the appointment of Danielle Hunter in February 2024. Ms. Hunter is currently the President of Berry Corporation and is a seasoned senior executive with deep operational and governance experience in the energy sector. Ms. Hunter has taken on the role of Chair of the Compensation Committee, following a realignment of committee leadership in November 2024, after I assumed the role of Chairman of the Board. Furthermore, we have asked shareholders to approve the declassification of the Board and the elimination of the supermajority vote requirement in our Charter and Bylaws, as we seek to move to a majority vote standard, in line with shareholder feedback and governance best practices. Pay and Performance Alignment: As part of the Board’s ongoing dialogue with shareholders, we regularly engage with our investors to hear their feedback and discuss the Company’s performance and strategy. Aligned with that approach, we have taken into account shareholder feedback on our compensation structure and disclosures, which seek an appropriate balance between opportunity and risk, while encouraging executives to act in a manner aligned to the interests of our shareholders. As a result of shareholder feedback, in 2025 the Company moved to an annual advisory vote for “Say on Pay,” providing shareholders a more frequent opportunity to evaluate our executive compensation structure and pay practices. While pay to our named executive officers (NEOs) increased in 2024 over 2023, the increase was a result of variable and performance-based compensation, and not base salaries. Our executive compensation structures are designed to align pay and performance, while retaining key talent and incentivizing decision-making aligned with long-term shareholder value. Accordingly, in 2024, our CEO and NEOs received an overall increase in annual compensation primarily as a result of achievement of pre-determined, objective metrics under the Company's short-term plan for annual 3040 Post Oak Blvd., Suite 1500, Houston, Texas 77056 USA :: KLX.com

bonuses. In addition, long-term equity incentives, in the form of restricted stock awards (RSAs), were increased in 2024 in lieu of increases in base salary, as a result of retention concerns and comparable compensation packages provided to the executive officers of the Company’s peers. In 2025, however, the RSAs granted to the Company’s NEOs had a grant date value of approximately half the value of the 2024 RSA grants. In spite of the increase in compensation for 2024 resulting from annual incentive performance and larger equity awards, the total compensation paid to our executives continues to be less than the median total compensation provided by our peers. Shareholder Engagement and Disclosures: Based on our current market capitalization and reporting structure, the Company is qualified as a Smaller Reporting Company, which means that to streamline our reporting processes, we generally file shorter and simpler SEC reports. However, based on shareholder feedback, the Compensation Committee has discussed and is considering how to provide more robust disclosures to better showcase our incentive structure for pay and performance alignment. Going forward, notwithstanding the SEC rules governing a Smaller Reporting Company, the Company plans to include more extensive disclosure regarding the metrics and targets established and achieved with respect to the Company’s annual incentive bonuses in future years to better communicate to shareholders the rigorous expectations that the Compensation Committee has with respect to executive performance. Furthermore, the Company failed to include discussion regarding the shareholder feedback and the actions taken by the Compensation Committee in response—the Compensation Committee encourages shareholders to review this supplemental filing in lieu of the omitted discussions. However, as indicated above, the Company will, in the future, provide more robust disclosure surrounding its executive pay practices and shareholder outreach and dialogue concern executive pay. Financial Strength and Operational Discipline: We successfully refinanced our 2025 senior secured notes, extending maturities to 2030 and enhancing our liquidity through a new $125 million asset-based lending facility. This effort extended our debt maturities, reduced refinancing risk, and increased financial flexibility, positioning KLX to better navigate market cycles and invest in strategic growth opportunities. Furthermore, we continued to serve our customers with operational excellence across all regions, maintaining solid Adjusted EBITDA margins despite market softness and seasonal headwinds. Looking Ahead: We enter 2025 with a renewed capital structure, a leaner and more efficient operational model, a refreshed and engaged Board, and a focus on driving sustainable, profitable 3040 Post Oak Blvd., Suite 1500, Houston, Texas 77056 USA :: KLX.com

3040 Post Oak Blvd., Suite 1500, Houston, Texas 77056 USA :: KLX.com growth. We are confident that the strategic actions taken over the past year have laid a durable foundation for future success. On behalf of the Board of Directors, thank you for your continued investment in KLX Energy. We are proud of what we have achieved over the last year and the outlook for the year ahead. We encourage shareholders to vote “FOR” all ballot items, alongside the recommendation of the Board, at the 2025 Annual Meeting. Sincerely, /s/ Corbin Robertson, Jr. Corbin Robertson, Jr. Chairman of the Board KLX Energy Services Holdings, Inc.